Exhibit 4.5

DESCRIPTION OF SECURITIES

As of December 31, 2022, SHUAA Partners Acquisition Corp I (“we,” “us,” “our” or the “Company”) had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its units (the “Units”), each consisting of one Class A ordinary share, $0.0001 par value per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant (the “Warrants”), (ii) the Class A Ordinary Shares and (iii) the Warrants, each whole Warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. In addition, this Description of Securities also references the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A Ordinary Shares. The description of the Class B Ordinary Shares is included to assist in the description of the Class A Ordinary Shares.

The following summary of the material terms of the securities of the Company is not intended to be a complete summary of the rights and preferences and is subject to and qualified by reference to our Amended and Restated Memorandum and Articles of Association incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Report”), and applicable Cayman Islands law. We urge you to read our Amended and Restated Memorandum and Articles of Association in their entirety for a complete description of the rights and preferences of our securities.

Unless otherwise stated in this Exhibit 4.5 or the context otherwise requires, references to:

•	“Amended and Restated Memorandum and Articles of Association” are to our amended and restated memorandum and articles of association;
•	“Business Combination” are to a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination we may effect with one or more businesses;
•

“Combination Period” are to the 15-month (or, if we extend the period of time to consummate our initial Business Combination, up to 21-month) period from the closing of our IPO that we have to consummate our initial Business Combination;

•	“Companies Act” are to the Companies Act (As Amended) of the Cayman Islands as the same may be amended from time to time;
•	“IPO” are to our initial public offering of Units, which initially closed on March 4, 2022;
•	“Initial Shareholders” are to our Sponsor and any other holders of our Class B Ordinary Shares prior to our IPO;
•	“Ordinary Shares” are to (i) our Class A Ordinary Shares and (ii) our Class B Ordinary Shares;
•

“Private Placement Warrants” are to the Warrants issued to our Sponsor and the Underwriters in private placements simultaneously with the closing of the IPO and the partial exercise of the Underwriters’ over-allotment option;

•

“Public Shareholders” are to the holders of our Public Shares, including our Initial Shareholders, directors and officers to the extent our Initial Shareholders, directors and officers purchase Public Shares, provided their status as a “Public Shareholder” shall only exist with respect to such Public Shares;

•

“SHUAA Accounts” are to SHUAA Capital’s own accounts, accounts in which personnel of SHUAA Capital have an interest, accounts of SHUAA Capital’s clients, and pooled investment vehicles that SHUAA Capital sponsors, manages or advises, including, without limitation, separately managed accounts and pooled investment vehicles such as mutual funds, collective trusts and alternative investment funds that are sponsored, managed or advised by SHUAA Capital, in each case, that may exist now or in the future; provided, however, that we are not a SHUAA Account;

•	“SHUAA Capital” are to SHUAA Capital psc (DFM: SHUAA) and its affiliates, but not to us;
•	“SHUAA SPACs” are to special purpose acquisition companies, blank check companies, or similar entities that SHUAA Capital may in the future invest in, but not to us;
•	“Sponsor” are to SHUAA SPAC Sponsor I LLC, a Cayman Islands Limited Liability Company; and
•

“Trust Account” are to our segregated interest-bearing Trust Account located in the United States at Goldman Sachs Asset Management LP, with Continental Stock Transfer & Trust Company acting as trustee.

We are a Cayman Islands exempted company and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. Pursuant to our Amended and Restated Memorandum and Articles of Association, we are authorized to issue 500,000,000 Class A Ordinary Shares, $0.0001 par value per share, and 50,000,000 Class B Ordinary Shares, $0.0001 par value per share, as well as 5,000,000 undesignated preferred shares, $0.0001 par value per share. The following description summarizes the material terms of our shares as set out more particularly in our Amended and Restated Memorandum and Articles of Association. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each Unit consists of one Class A Ordinary Share and one-half of one redeemable Warrant. Each whole Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described herein. Pursuant to the Warrant Agreement (as defined herein) that governs the Warrants, a Warrant holder may exercise its Warrants only for a whole number of the Company’s Class A Ordinary Shares. This means only a whole Warrant may be exercised at any given time by a Warrant holder.

The Class A Ordinary Shares and Warrants constituting the Units began separate trading on April 22, 2022. Holders have the option to continue to hold Units or separate their Units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the Units into Class A Ordinary Shares and Warrants. No fractional Warrants will be or were issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless you purchase at least two Units, you will not be able to receive or trade a whole Warrant.

Additionally, the Units will automatically separate into their component parts and will not be traded after completion of our initial Business Combination.

Ordinary Shares

As of March 30, 2023, 13,581,250 of our Ordinary Shares are outstanding including:

•	10,865,000 Class A Ordinary Shares underlying the Units issued as part of our IPO (the “Public Shares”); and
•	2,716,250 Class B Ordinary Shares held by our Initial Shareholders.

Class A Ordinary Shareholders and Class B Ordinary Shareholders of record are entitled to one vote for each share held (on an as-converted to Class A Ordinary Share basis) on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that, prior to our initial Business Combination, holders of our Class B Ordinary Shares will have the right to appoint all of our directors and remove members of the board of directors for any reason and holders of our Class A Ordinary Shares will not be entitled to vote on either the appointment or removal of directors or continuing the Company in a jurisdiction outside the Cayman Islands during such time. These provisions of our Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution passed by a majority of at least 90% of our Ordinary Shares attending and voting in a general meeting. Unless specified in the Companies Act, our Amended and Restated Memorandum and Articles of Association or applicable stock exchange rules, the affirmative vote of a majority of our Ordinary Shares that are voted is required to approve any such matter voted on by our shareholders (other than the appointment or removal of directors prior to our initial Business Combination), and, prior to our initial Business Combination, the affirmative vote of a majority of our Class B Ordinary Shares is required to approve the appointment or removal of directors. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our Amended and Restated Memorandum and Articles of Association; such actions include amending our Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. Our directors are divided into three classes, each of which will generally serve for a term of three years (except for those directors appointed prior to our first annual general meeting), with only one class of directors being elected in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the Class B Ordinary Shares voted for the appointment of directors can appoint all of the directors prior to our initial Business Combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our Amended and Restated Memorandum and Articles of Association authorize the issuance of up to 500,000,000 Class A Ordinary Shares, if we were to enter into a Business Combination, we may (depending on the terms of such a Business Combination) be required to increase the number of Class A Ordinary Shares which we will be authorized to issue at the same time as our shareholders vote on the Business Combination to the extent we seek shareholder approval in connection with our initial Business Combination.

In accordance with The Nasdaq Stock Market LLC (“Nasdaq”) corporate governance requirements, we are not required to hold an annual general meeting until no later than one year after our first fiscal year end following our listing on the Nasdaq. There is no requirement under the Companies Act for us to hold annual or general meetings to appoint directors. Until we hold an annual general meeting, Public Shareholders may not be afforded the opportunity to discuss company affairs with our directors and officers (our “management”). In addition, as holders of our Class A Ordinary Shares, our Public Shareholders will not have the right to vote on the appointment of directors prior to consummation of our initial Business Combination. In addition, holders of a majority of our Class B Ordinary Shares may remove a member of the board of directors for any reason.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.25 per Public Share upon the consummation of our IPO. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our Initial Shareholders have entered into a Letter Agreement with us (the “Letter Agreement”), pursuant to which they have agreed to waive: (i) their redemption rights with respect to any Class B Ordinary Shares and Public Shares held by them, as applicable, in connection with the completion of our initial Business Combination; (ii) their redemption rights with respect to any Class B Ordinary Shares and Public Shares held by them in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; and (iii) their rights to liquidating distributions from the Trust Account with respect to any Class B Ordinary Shares they hold if we fail to complete our initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial Business Combination within the prescribed time frame). Permitted transferees of our Initial Shareholders will be subject to the same obligations.

Unlike some blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial Business Combinations and provide for related redemptions of Public Shares for cash upon completion of such initial Business Combinations even when a vote is not required by law, if a shareholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a shareholder vote for business or other reasons, we will, pursuant to our Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing our initial Business Combination. Our Amended and Restated Memorandum and Articles of Association require these tender offer documents to contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or we decide to obtain shareholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial Business Combination only if we obtain an ordinary resolution (an “ordinary resolution”) under Cayman Islands law, which requires the affirmative vote of at least a majority of the votes cast by the holders of the issued shares present in person or represented by proxy at a general meeting of the Company and entitled to vote on such matter or a resolution approved in writing by all of the holders of the issued shares entitled to vote on such matter, pursuant to our Amended and Restated Memorandum and Articles of Association. However, the participation of our Sponsor, directors, officers, advisors or any of their respective affiliates in privately-negotiated transactions, if any, could result in the approval of our initial Business Combination even if a majority of our Public Shareholders vote, or indicate their intention to vote, against such initial Business Combination. A quorum for such meeting will be present if the holders of one third of our issued and outstanding shares entitled to vote at the meeting are present in person or by proxy. For purposes of seeking approval of the majority of our issued and outstanding Ordinary Shares, non-votes will have no effect on the approval of our initial Business Combination once a quorum is obtained. We intend to give not less than ten days nor more than 60 days prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial Business Combination. These quorum and voting thresholds, and the voting agreements of our Initial Shareholders, may make it more likely that we will consummate our initial Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO (the “Excess Shares”), without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial Business Combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial Business Combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial Business Combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval in connection with our initial Business Combination, our Initial Shareholders have agreed (and their permitted transferees will agree), pursuant to the terms the Letter Agreement entered into with us, to vote their Class B Ordinary Shares and any Public Shares held by them in favor of our initial Business Combination. As a result, in addition to our Initial Shareholders’ Class B Ordinary Shares, we would need 4,074,376, or 37.5% (assuming all issued and outstanding shares are voted), or 0, or 0% (assuming only the minimum number of shares representing a quorum are voted), of the 10,865,000 Public Shares sold in our IPO to be voted in favor of an initial Business Combination in order to have such initial Business Combination approved. Our directors and officers have also entered into the Letter Agreement, imposing similar obligations on them with respect to Public Shares acquired by them, if any. Additionally, each public shareholder may elect to redeem its Public Shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed transaction.

Pursuant to our Amended and Restated Memorandum and Articles of Association, if we have not consummated an initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’

rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Initial Shareholders have entered into a Letter Agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Ordinary Shares they hold if we fail to consummate an initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial Business Combination within the prescribed time frame). Our Amended and Restated Memorandum and Articles of Association provide that, if a resolution of the Company’s shareholders is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of our initial Business Combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

In the event of a liquidation, dissolution or winding up of the Company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial Business Combination, subject to the limitations described herein.

Class B Ordinary Shares

The Class B Ordinary Shares are designated as Class B Ordinary Shares and, except as described below, are identical to the Class A Ordinary Shares included in the Units sold in our IPO, and holders of Class B Ordinary Shares have the same shareholder rights as Public Shareholders, except that: (1) prior to our initial Business Combination, only holders of the Class B Ordinary Shares have the right to vote (i) on the appointment and removal of directors and holders of a majority of our Class B Ordinary Shares may remove a member of the board of directors for any reason; and (ii) continuing the Company in a jurisdiction outside the Cayman Islands; (2) the Class B Ordinary Shares are subject to certain transfer restrictions contained in the Letter Agreement that our Initial Shareholders entered into with us, as described in more detail below; (3) pursuant to the Letter Agreement, our Initial Shareholders, directors and officers have agreed to waive: (i) their redemption rights with respect to any Class B Ordinary Shares and Public Shares held by them, as applicable, in connection with the completion of our initial Business Combination; (ii) their redemption rights with respect to any Class B Ordinary Shares and Public Shares held by them in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; and (iii) their rights to liquidating distributions from the Trust Account with respect to any Class B Ordinary Shares they hold if we fail to complete our initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial Business Combination within the prescribed time frame); (4) the Class B Ordinary Shares will automatically convert into our Class A Ordinary Shares concurrently with or immediately following our initial Business Combination, subject to adjustment, as provided herein; and (5) the Class B Ordinary Shares are entitled to registration rights. If we submit our initial Business Combination to our Public Shareholders for a vote, our Initial Shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of the Letter Agreement, to vote their Class B Ordinary Shares and any Public Shares purchased during or after this offering in favor of our initial Business Combination.

The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following our initial Business Combination, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in connection with our IPO and related to the closing of our initial Business Combination, the ratio at which the Class B Ordinary Shares will convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B Ordinary Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Ordinary Shares issued and outstanding upon the consummation of our IPO; plus (ii) the total number of Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with our initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A Ordinary Shares issued in a financing transaction in connection with our initial Business Combination, including but not limited to a private placement of equity or debt.

Pursuant to the Letter Agreement with our Initial Shareholders, with certain limited exceptions, the Class B Ordinary Shares are not transferable, assignable or salable (except to our directors and officers and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of our initial Business Combination; and (B) subsequent to our initial Business Combination (x) if the last reported sale price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 180 days after our initial Business Combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

•

the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

•	whether voting rights are attached to the share in issue;
•	the date on which the name of any person was entered on the register as a member; and
•	the date on which any person ceased to be a member.

Under Cayman Islands law, the Company’s register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of our IPO, the register of members was immediately updated to reflect the issue of shares by us. Once our register of members was updated, the shareholders recorded in the register of members were deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of our initial Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial Business Combination. The payment of any cash dividends subsequent to our initial Business

Combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness in connection with a Business Combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Preferred Shares

Our Amended and Restated Memorandum and Articles of Association authorize 5,000,000 preferred shares and provide that preferred shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Shareholders’ Warrants

As of March 30, 2023, there were 5,432,500 public Warrants outstanding. Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial Business Combination. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to such Class A Ordinary Shares. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the public Warrants is not effective within 60 days following the consummation of our initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. The Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants. Once the Warrants become exercisable, we may redeem the outstanding Warrants (except for the Warrants issued to our Sponsor and the Underwriters in private placements simultaneously with the closing of the IPO and the partial exercise of the Underwriters’ over-allotment option (the “Private Placement Warrants”)):

•	in whole and not in part;
•	at a price of $0.01 per Warrant;
•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and
•

if, and only if, the reported last sale price of our Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is sent to Warrant holders.

The right to exercise will be forfeited unless the Warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial Warrant exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the sale of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period or we require the Warrants to be exercised on a cashless basis as described below. If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a Warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus related to our IPO, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Warrants. The Warrant Agreement requires the approval, by written consent or vote, of the holders of at least 65% of the then outstanding public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Class A Ordinary Shares issuable upon the exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of Class A Ordinary Shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our Initial Shareholders or their affiliates, without taking into account any Class B Ordinary Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the completion of our initial Business Combination (net of redemptions), and (z) the Market Value (as defined below) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value and (ii) the Newly Issued Price. For the purposes of this adjustment, the “Market Value” shall mean the volume weighted average trading price of our Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the date of the consummation of our initial Business Combination.

The Warrants were issued in registered form under a Warrant Agreement, dated March 1, 2022, between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “Warrant Agreement”). You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Report, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus related to our IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public Warrants; provided that any amendment that solely affects the terms of the Private Placement Warrants or any provision of the Warrant Agreement solely with respect to the Private Placement Warrants will also require at least 65% of the then outstanding Private Placement Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares outstanding.

No fractional Warrants will be or were issued upon separation of the Units and only whole Warrants will trade. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us. Holders of the Private Placement Warrants will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. In addition, for as long as the Private Placement Warrants are held by the underwriters or their respective designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and must be exercised before March 1, 2027, the fifth anniversary of the day our Registration Statement on Form S-1 (File No. 333-261889) was declared effective by the SEC. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “historical fair market value” (defined below) by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.

In order to fund working capital deficiencies or to finance transaction costs in connection with an intended initial Business Combination, we have entered into a promissory note with our Sponsor providing for borrowings of up to $1,000,000. In addition, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may loan us funds as may be required, although they are under no obligation to advance funds or invest in us. Up to $1,000,000 of such loans may be convertible into Warrants of the post Business Combination entity at a price of $1.00 per Warrant at the option of the lender.  Such Warrants would be identical to the Private Placement Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for our Ordinary Shares and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of shareholders holding at least 66 2⁄3% in value who attend and vote at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) there is no other reason why it would be against the public interest to permit the merger or consolidation. The requirements set out in sections (i) to (iv) above shall be met by a director of the Cayman Islands exempted company making a declaration to the effect that, having made due enquiry, they are of the opinion that such requirements have been met, such declaration to include a statement of the assets and liabilities of the foreign company made up to the latest practicable date before making the declaration.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agrees to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to dual majority vote have been complied with;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such as a businessperson would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions like a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes that have actually been obtained; or
•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue shares with no par value;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our Amended and Restated Memorandum and Articles of Association

Our Amended and Restated Memorandum and Articles of Association contain provisions designed to provide certain rights and protections relating to our IPO that will apply to us until the completion of our initial Business Combination. These provisions (other than amendments relating to provisions governing the appointment or removal of directors and any vote on a continuation out prior to our initial Business Combination, which require the approval of a majority of at least 90% of our Ordinary Shares attending and voting in a general meeting) cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (1) holders of at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s ordinary shares at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given or (2) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Other than as described above, our Amended and Restated Memorandum and Articles of Association provide that special resolutions must be approved either by holders of at least two-thirds of our Ordinary Shares who attend and vote at a general meeting (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our Initial Shareholders, who collectively beneficially owned 20% of our Ordinary Shares upon the consummation of our IPO (assuming they did not purchase any Public Shares in the IPO and/or thereafter in the open market) and their permitted transferees, if any, may participate in any vote to amend our Amended and Restated Memorandum and

Articles of Association and will have the discretion to vote in any manner they choose. Specifically, our Amended and Restated Memorandum and Articles of Association provide, among other things, that:

•

If we have not completed an initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes that were paid by us or are payable by us, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

•

Prior to our initial Business Combination, we may not issue additional Ordinary Shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with our Public Shares on any initial Business Combination;

•

Although we do not intend to enter into a Business Combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business we are seeking to acquire that such a Business Combination is fair to our company from a financial point of view;

•

If a shareholder vote on our initial Business Combination is not required by law and we do not decide to hold a shareholder vote for business or other reasons, we will offer to redeem our Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial Business Combination which contain substantially the same financial and other information about our initial Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•

As long as our securities are listed on Nasdaq, our initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination;

•

If our shareholders approve an amendment to our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of our Public Shares if we do not complete our initial Business Combination within 15 months (or up to 21 months if we extend the period of time to consummate our initial Business Combination) from the consummation of our IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, we will provide our Public Shareholders with the opportunity to redeem all or a portion of their Ordinary Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding Public Shares; and

•	We will not effectuate our initial Business Combination solely with another blank check company or a similar company with nominal operations.

In addition, our Amended and Restated Memorandum and Articles of Association provide that under no circumstances will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions (so that we are not subject to the SEC’s “penny stock” rules).

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares attending and voting at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although we could amend any of the provisions relating to our structure and business plan which are contained in our Amended and Restated Memorandum and Articles of Association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting Public Shareholders with the opportunity to redeem their Public Shares.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (2) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

In this subsection, “we,” “us,” “our” and the “Company” refers to SHUAA Partners Acquisition Corp I or our affiliates and/or delegates, except where the context requires otherwise.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information, which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;
(b)

where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter-terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

(c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our authorized but unissued Class A Ordinary Shares and preferred shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Ordinary Shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing of Securities

Our Units, Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “SHUAU,” “SHUA” and “SHUAW,” respectively. Our Units commenced public trading on March 2, 2022. Our Class A Ordinary Shares and Warrants began separate trading on April 22, 2022. The Units will automatically separate into their component parts and will not be traded following the completion of our initial Business Combination.